EXHIBIT 3

Transactions in the Issuer’s Common Stock during the past 60 days. All purchases were by the Master Fund in open market transactions.

Date	Quantity Purchased (Sold)	Price
28-Nov-07	1,000,000	9.119
29-Nov-07	1,000,000	9.1206
20-Dec-07	-2,500,000	8.7129
20-Dec-07	13,027,835	8.77
21-Dec-07	-2,500,000	8.6382
24-Dec-07	-2,000,000	8.9006
26-Dec-07	-3,000,000	8.8972
04-Jan-08	3,403,000	8.154
08-Jan-08	5,000,000	6.4071
18-Jan-08	5,000,000	5.2
18-Jan-08	-5,000,000	5.2
22-Jan-08	430,600	5.2923
23-Jan-08	10,000,000	5.5627
24-Jan-08	11,189,624	6.0676

During the past 60 days, the Master Fund sold and purchased exchange-traded put and call options in open market transactions listed below. The Master Fund no longer holds any call options with respect to the Issuer’s common stock. The Master Fund currently holds 16,943 put options that it previously sold.

Date	Shares underlying options	Option quantity	Type	Transaction	Expiration date	Purchase price per option ($)
28-Nov-07	-730,000	-7,300	Call	Sale	19-Apr-08	2.9281
29-Nov-07	-265,000	-2,650	Call	Sale	19-Apr-08	2.8000
11-Jan-08	995,000	9,950	Call	Purchase	19-Apr-08	0.1000

30-Nov-07	-699,300	-6,993	Call	Sale	19-Apr-08	2.6605
20-Dec-07	100,000	1,000	Call	Purchase	19-Apr-08	0.8500
24-Dec-07	1,000	10	Call	Purchase	19-Apr-08	0.8500
07-Jan-08	6,900	69	Call	Purchase	19-Apr-08	0.5500
11-Jan-08	591,400	5,914	Call	Purchase	19-Apr-08	0.0500

28-Nov-07	-730,000	-7,300	Put	Sale	19-Apr-08	2.6521
29-Nov-07	-265,000	-2,650	Put	Sale	19-Apr-08	2.5500
30-Nov-07	-699,300	-6,993	Put	Sale	19-Apr-08	1.8530